Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ending June 30, 2011 Earnings and Provides an Update on Guidance
Houston, Texas — August 8, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial and operational results for the quarter ended June 30, 2011.
Highlights for the three months ended June 30, 2011 include:
•	Grew average daily production to 7,893 barrels of oil equivalent (“Boe”) per day, a 77% increase over the second quarter of 2010. Daily production decreased by 2% compared to the first quarter of 2011.
•	Increased Adjusted EBITDA to $44.6 million, an increase of $27.2 million over the second quarter of 2010 and a sequential increase of $3.5 million over the first quarter of 2011. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.
“Our third frac crew began working in late June, and the weather improved in July, which will provide us the ability to begin working off our inventory of wells waiting on completion. Operationally, we are positioned to deliver substantial second half production growth that should help us progress towards our annual target of 11,000 to 12,500 Boe per day,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We completed seven gross operated wells in May, seven in June, and six in July. We have secured our eighth rig and expect it to begin drilling in the fourth quarter of 2011 and have options on the ninth rig. We believe the team is paving the path for exceptional growth in 2012 and for transitioning the company into development mode in 2013. The strategic decisions we are making today should enhance value over the long-term.”
Operational and Financial Update
Average daily production for the second quarter of 2011 was 7,893 Boe per day (99% was produced from Williston Basin properties), an increase of 77% as compared to 4,461 Boe per day in the second quarter of 2010. Sequential quarter-over-quarter production declined by 197 Boe per day, or 2%, which was in line with the Company’s June 8, 2011 guidance update. In the second quarter of 2011, 95% of production was from oil. Average daily production by project area is listed in the following table:

	Average Daily Production for the Three Months Ended (Boepd):
Project Area	Jun 30, 2011	Mar 31, 2011	Change	% Change
Williston Basin:
West Williston	4,386	4,302	84	2%
East Nesson	1,975	2,158	(183)	-8%
Sanish	1,433	1,518	(85)	-6%

Total Williston Basin	7,794	7,978	(184)	-2%
Other	99	112	(13)	-12%

Total	7,893	8,090	(197)	-2%

Average price per barrel of oil, without realized derivatives, was $95.48 in the second quarter of 2011, compared to $67.19 in the second quarter of 2010 and $82.33 in the first quarter of 2011. The average price differential compared to West Texas Intermediate (“WTI”) crude oil index prices was 7% in the second quarter of 2011, compared to 14% in the second quarter of 2010 and 13% in the first quarter of 2011. The primary driver of the improved differential in the second quarter of 2011 was the premium to WTI offered in Clearbrook, MN and Guernsey, WY, which had been offered at a discount to WTI during the first quarter of 2011 and the second quarter of 2010.
Total revenue for the second quarter of 2011 was $67.2 million compared to $26.7 million for the second quarter of 2010, an increase of 151%. Sequential quarter-over-quarter revenue growth was $8.5 million, or 14%.

The following tables show the Company’s drilling activity by project area in the Williston Basin as of June 30, 2011:

	Bakken and Three Forks Wells
							Total Williston
	West Williston		East Nesson		Sanish		Basin
Producing Wells:
Producing on or before 12/31/10:
Gross Operated (Net)	20	(17.0)	31	(25.8)	—	—	51	(42.8)
Gross Non-Operated (Net)	33	(3.0)	35	(3.5)	123	(9.6)	191	(16.1)
Production started in 1Q 2011:
Gross Operated (Net)	8	(5.5)	—	—	—	—	8	(5.5)
Gross Non-Operated (Net)	—	—	4	(0.3)	11	(0.6)	15	(0.9)
Production started in 2Q 2011:
Gross Operated (Net)	14	(11.0)	2	(1.6)	—	—	16	(12.6)
Gross Non-Operated (Net)	2	(0.1)	5	(0.3)	7	(0.5)	14	(0.9)
Wells Waiting on Completion on 6/30/11:
Gross Operated (Net)	18	(13.7)	5	(2.8)	—	—	23	(16.5)
Gross Non-Operated (Net)	—	—	—	—	16	(0.8)	16	(0.8)
Wells Drilling on 6/30/11:
Gross Operated (Net)	6	(5.3)	1	(0.5)	—	—	7	(5.8)
Gross Non-Operated (Net)	—	—	—	—	4	(0.5)	4	(0.5)
Lease operating expenses increased $3.3 million to $6.2 million for the second quarter 2011 compared to the second quarter 2010 and increased by $0.3 million in the second quarter 2011 compared to the first quarter 2011. Lease operating expenses increased by $1.42 per Boe, or 20%, to $8.63 per Boe in the second quarter 2011 compared to the second quarter 2010. Lease operating expenses increased by $0.47 per Boe, or 6%, in the second quarter 2011 compared to the first quarter 2011 of $8.16 per Boe. Lease operating expenses in the second quarter of 2011 were negatively impacted by the cost of increased activities associated with operating in inclement weather conditions.
Production taxes increased by $4.4 million to $7.1 million for the second quarter of 2011 compared to the second quarter of 2010 and increased by $1.0 million in the second quarter 2011 compared to the first quarter 2011. Production taxes as a percent of revenue were 10.5% in the second quarter 2011, 10.1% in the second quarter 2010, and 10.4% in the first quarter 2011. Production taxes were relatively consistent in the second quarter of 2011 compared to the first quarter of 2011.
Depreciation, depletion and amortization totaled $13.1 million in the second quarter of 2011, $8.8 million in the second quarter 2010, and $13.8 million in the first quarter 2011. Depreciation, depletion and amortization was $18.24 per Boe in the second quarter of 2011, $21.63 per Boe in the second quarter 2010, and $18.97 per Boe in the first quarter 2011.
The Company recorded non-cash charges related to impairment of oil and natural gas properties of $1.5 million in the second quarter of 2011 related to unproved property leases that expired during the period.
General and administrative expenses totaled $6.6 million in the second quarter of 2011, $3.7 million in the second quarter 2010, and $6.0 million in the first quarter 2011. General and administrative expenses were $9.21 per Boe in the second quarter of 2011, $9.22 per Boe in the second quarter 2010, and $8.17 per Boe in the first quarter 2011. The sequential increase in general and administrative expenses was primarily due to the impact of higher compensation costs from organizational growth. Additionally, the Company recorded approximately $1.0 million, or $1.45 per Boe, for the amortization of restricted stock-based compensation, which is included in general and administrative expenses for the second quarter of 2011.
Interest expense increased $6.3 million to $6.8 million for the second quarter 2011 compared to the second quarter 2010 and increased by $1.6 million in the second quarter 2011 compared to the first quarter 2011. The increase was the result of interest related to the Company’s senior unsecured notes issued in February 2011 at an interest rate of 7.25%. There were no borrowings under the revolving credit facility during the three months ended June 30, 2011 compared to a weighted average outstanding debt balance of $48.2 million at a weighted average interest rate of 3.21% for the three months ended June 30, 2010.
Prior to the Company’s corporate reorganization, the Company was a limited liability company not subject to entity-level income tax. In connection with the closing of the IPO in June 2010, the Company merged into a corporation and became subject to federal and state entity-level taxation. In connection with the Company’s corporate reorganization, an initial net deferred tax liability of $29.9 million was established for differences between the tax and book basis of the assets and liabilities and a corresponding tax expense was recorded in the Company’s Consolidated Statement of Operations for the six months ended June 30, 2010. Oasis’ income tax expense was $20.2 million for the three months ended June 30, 2011, resulting in an effective tax rate of 37.8%. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the federal and the blended state rate of the states in which the Company conducts business.
Adjusted EBITDA for the second quarter of 2011 was $44.6 million, an increase of $27.2 million, or 156%, over the second quarter of 2010 of $17.4 million, and a 9% increase over the first quarter of 2011 of $41.1 million.
The Company reported net income of $33.3 million, or $0.36 per weighted average diluted share, as compared to a net loss of $26.4 million, or $3.26 per weighted average diluted share, for the second quarter of 2010. The second quarter of 2011 included an unrealized gain on derivative instruments of $31.7 million, an increase of $28.3 million, or 832%, over the second quarter of 2010 of $3.4 million.
Capital Expenditures and Liquidity
Oasis’ exploration and production capital expenditures were $125.0 million for the second quarter of 2011 and $200.5 million year to date. The following tables depict the Company’s E&P capital expenditures by project area and total capital expenditures by category for the first and second quarters of 2011:
($ in millions)

E&P Capital by Project Area	1Q 11	2Q 11	YTD 2011
West Williston	$61.3	$101.0	$162.3
East Nesson	9.8	17.9	27.7
Sanish	4.4	5.9	10.3
Other (Barnett shale)	—	0.2	0.2

Total E&P Capital Expenditures	$75.5	$125.0	$200.5

Capital Expenditure Category	1Q 11	2Q 11	YTD 2011
Drilling and Completion	$71.8	$120.7	$192.5
Leasehold	2.3	1.0	3.3
Infrastructure	1.4	3.2	4.6
Geologic and Geophysical	—	0.1	0.1

Total E&P Capital Expenditures	$75.5	$125.0	$200.5
Oasis Well Services (1)	—	3.6	3.6
Field Office	—	1.0	1.0
Non E&P	0.5	2.2	2.7

Total Company Capital Expenditures (2)	$76.0	$131.8	$207.8

(1)	The Company formed a new subsidiary, Oasis Wells Services LLC (“OWS”), in June 2011 in order to enable the Company to capture and manage its extensive inventory, improve its cost structure, and increase certainty around well completions. OWS will primarily provide completion services to Oasis Petroleum North America LLC, and the capital expenditures associated with OWS are for materials and equipment required to such services.

(2)	Total Company capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for asset retirement obligations.

On June 30, 2011, Oasis had total cash and cash equivalents of $300.0 million and short-term investments of $124.9 million. The Company had no outstanding indebtedness under its $137.5 million revolving credit facility.
Risk Management
As of August 8, 2011, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

		Critical Prices ($ / Barrel)
				Wtd. Avg.	Barrels of
Type	Remaining Term	Sub-Floor	Floor	Ceiling	Oil per Day
Two-Way Collar	5 Months (Aug-Dec)		$60.00	$80.25	448
Two-Way Collar	5 Months (Aug-Dec)		$70.00	$98.85	400
Two-Way Collar	5 Months (Aug-Dec)		$75.00	$92.45	1,200
Two-Way Collar	5 Months (Aug-Dec)		$85.00	$101.61	2,500
Two-Way Collar	5 Months (Aug-Dec)		$90.00	$104.65	1,000
Two-Way Collar	5 Months (Aug-Dec)		$95.00	$123.39	2,500
Total 2011 Collars (Weighted Average Price)			$85.11	$106.07	8,048
Three-Way Collar	5 Months (Aug-Dec)	$60.00	$80.00	$94.98	500
Total 2011 Three-Ways (Weighted Average Price)		$60.00	$80.00	$94.98	500

Total 2011 Hedges					8,548

Two-Way Collar	12 Months (Jan-Dec)		$75.00	$93.00	500
Two-Way Collar	12 Months (Jan-Dec)		$80.00	$103.25	1,000
Two-Way Collar	12 Months (Jan-Dec)		$85.00	$102.42	1,000
Two-Way Collar	12 Months (Jan-Dec)		$90.00	$112.62	1,500
Two-Way Collar	12 Months (Jan-Dec)		$95.00	$116.30	500
Total 2012 Collars (Weighted Average Price)			$85.56	$106.50	4,500
Three-Way Collar	12 Months (Jan-Dec)	$65.00	$85.00	$108.08	1,500
Three-Way Collar	12 Months (Jan-Dec)	$70.00	$90.00	$118.30	500
Three-Way Collar	12 Months (Jan-Dec)	$75.00	$95.00	$120.00	1,000	*
Total 2012 Three-Ways (Weighted Average Price)		$69.17	$89.17	$113.76	3,000
Total 2012 Deferred Puts 12 Months (Jan-Dec)			$90.00		4,000	*

Total 2012 Hedges					11,500

Two-Way Collar	12 Months (Jan-Dec)		$90.00	$112.78	2,000	*
Total 2013 Collars (Weighted Average Price)			$90.00	$112.78	2,000
Three-Way Collar	12 Months (Jan-Dec)	$70.00	$90.00	$122.45	1,000
Three-Way Collar	12 Months (Jan-Dec)	$75.00	$95.00	$130.00	1,000	*
Total 2013 Three Ways (Weighted Average Price)		$72.50	$92.50	$126.23	2,000

Total 2013 Hedges					4,000

*	New hedges added since 1Q 2011 earnings announcement.
Outlook for 2011
Oasis is providing an updated outlook on its capital expenditure budget for the full year 2011, based on increased operating activity. The Company’s total 2011 exploration and production capital expenditure budget was previously $490 million. On August 1, 2011, the Company’s Board of Directors increased the 2011 capital expenditures budget to $627 million.

($ in millions)	Original	Revised
Capital Expenditure Category	Budget	Budget	Difference
Drilling and Completion	$441	$527	$86
Leasehold	19	19	—
Infrastructure	21	35	14
Geologic and Geophysical	9	6	(3)

Total E&P Capital Expenditures	$490	$587	$97
Oasis Well Services	—	24	24
Field Office	—	6	6
Non E&P	—	10	10

Total Company Capital Expenditures	$490	$627	$137

Changes in Oasis’ capital expenditure budget are approximately due to:
•	$22 million increase related to increasing the number of frac stages from 28 to 36; the Company now plans to complete 53 gross operated wells with 36 stages in 2011

•	$26 million increase due to the addition of rigs eight and nine in the fourth quarter of 2011

•	$19 million for well cost escalation

•	$19 million net increase due to higher working interest in operated wells and lower working interest in non-operated wells

•	$14 million increase to the infrastructure budget to continue to expand the Company’s salt water disposal infrastructure, accelerating the pace of build (bringing 2012 projects into 2011)

•	$3 million reduction in Geologic and Geophysical

•	$24 million increase associated with equipment and materials for OWS

•	$6 million increase in non E&P capital for a field operations building in Williston, ND

•	$10 million increase in non E&P capital for other equipment, such as drill pipe
The following table compares the wells spud by area in the original 2011 budget to the revised 2011 budget:

	Gross	Net	Net Non	Total Net
Wells Spud by Area	Operated	Operated	Operated	Wells
Original Budget
West Williston	59	41.8	1.8	43.6
East Nesson	10	5	0.6	5.6
Sanish	0	0	3.9	3.9

Total	69	46.8	6.3	53.1

Revised Budget
West Williston	60	45.6	0.3	45.9
East Nesson	13	7.7	0.5	8.2
Sanish	0	0	3.7	3.7

Total	73	53.3	4.4	57.7

Difference
West Williston	1	3.8	-1.5	2.3
East Nesson	3	2.7	-0.1	2.6
Sanish	0	0	-0.2	-0.2

Total	4	6.5	-1.9	4.6
Oasis also expects that production for the third quarter of 2011 will range between 11,000 and 12,500 Boe per day. Full year guidance of 11,000 to 12,500 Boe per day remains unchanged.
“We have increased our 2011 capital budget significantly for the second half of the year, and although our 2011 production guidance remains unchanged, we expect our capital projects to positively impact 2012 results.” said

Taylor Reid, Oasis’ Chief Operating Officer. “We are excited about the formation of Oasis Well Services, which is one example of how we are managing our costs and securing certainty of services for our large, repeatable inventory. Completion costs are now over 60% of the total cost of a well and services in the basin are tight. We have significant experience in house and we will be leveraging that knowledge base as well as maintaining strong relationships with our third party providers. We are confident that this will provide tremendous knowledge and value to Oasis in our operations.”
Conference Call Information
The Company will host a conference call on Tuesday, August 9, 2011 at 10:00 a.m. Central Time to discuss its second quarter 2011 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call via the Company’s website at www.oasispetroleum.com or by dialing 877-621-0256 (U.S. participants) or 706-634-0151 (International participants); the Conference ID is 81527817. A recording of the conference call will be available by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), using the Conference ID 81527817 beginning at 1:00 p.m. Central Time on the day of the call, and available until Tuesday, August 17, 2011. The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations

Oasis Petroleum Inc. Financial Statements
Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$300,005	$143,520
Short-term investments	124,939	—
Accounts receivable — oil and gas revenues	28,924	25,909
Accounts receivable — joint interest partners	45,552	28,596
Inventory	1,041	1,323
Prepaid expenses	693	490
Advances to joint interest partners	2,612	3,595
Deferred income taxes	1,906	2,470
Other current assets	211	—

Total current assets	505,883	205,903

Property, plant and equipment
Oil and gas properties (successful efforts method)	782,764	580,968
Other property and equipment	8,285	1,970
Less: accumulated depreciation, depletion, amortization and impairment	(127,797)	(99,255)

Total property, plant and equipment, net	663,252	483,683

Deferred costs and other assets	11,703	2,266

Total assets	$1,180,838	$691,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40,717	$8,198
Advances from joint interest partners	8,952	3,101
Revenues payable and production taxes	6,988	6,180
Accrued liabilities	50,924	58,239
Accrued interest payable	12,005	2
Derivative instruments	5,049	6,543

Total current liabilities	124,635	82,263

Long-term debt	400,000	—
Asset retirement obligations	9,997	7,640
Derivative instruments	4,904	3,943
Deferred income taxes	60,936	45,432
Other liabilities	1,058	780

Total liabilities	601,530	140,058

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,429,600 and 92,240,345 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	921	920
Treasury stock, at cost; 20,595 shares	(559)	—
Additional paid-in-capital	645,289	643,719
Retained deficit	(66,343)	(92,845)

Total stockholders’ equity	579,308	551,794

Total liabilities and stockholders’ equity	$1,180,838	$691,852

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
		(In thousands, except per share amount)
Oil and gas revenues	$67,206	$26,734	$125,950	$46,802
Expenses
Lease operating expenses	6,198	2,927	12,140	5,904
Production taxes	7,085	2,702	13,168	4,612
Depreciation, depletion and amortization	13,100	8,783	26,912	14,632
Exploration expenses	259	24	291	42
Impairment of oil and gas properties	1,536	7,907	2,917	10,984
Stock-based compensation expenses	—	—	—	5,200
General and administrative expenses	6,614	3,743	12,564	7,259

Total expenses	34,792	26,086	67,992	48,633

Operating income (loss)	32,414	648	57,958	(1,831)

Other income (expense)
Change in unrealized gain on derivative instruments	31,687	3,399	533	3,008
Realized loss on derivative instruments	(4,140)	(33)	(4,652)	(59)
Interest expense	(6,761)	(509)	(11,959)	(847)
Other income	379	12	691	15

Total other income (expense)	21,165	2,869	(15,387)	2,117

Income before income taxes	53,579	3,517	42,571	286
Income tax expense	20,230	29,867	16,069	29,867

Net income (loss)	$33,349	$(26,350)	$26,502	$(29,581)

Income (loss) per share:
Basic and diluted	$0.36	$(3.26)	$0.29	$(7.28)

Weighted average shares outstanding:
Basic	92,048	8,088	92,047	4,066
Diluted	92,151	8,088	92,177	4,066

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating results ($ in thousands):
Revenues
Oil	$65,400	$25,616	$122,572	$44,558
Natural gas	1,806	1,118	3,378	2,244

Total oil and gas revenues	67,206	26,734	125,950	46,802

Production data (units):
Oil (MBbls)	685	381	1,379	651
Natural gas (MMcf)	200	148	402	309
Oil equivalents (MBoe)	718	406	1,446	702
Average daily production (Boe/d)	7,893	4,461	7,991	3,881

Average sales prices:
Oil, without realized derivatives (per Bbl)	$95.48	$67.19	$88.86	$68.44
Oil, with realized derivatives (1) (per Bbl)	89.43	67.10	85.49	68.35
Natural gas (per Mcf)	9.05	7.53	8.41	7.27

Cost and expense (per Boe of production):
Lease operating expenses	$8.63	$7.21	$8.39	$8.40
Production taxes	9.86	6.66	9.10	6.57
Depreciation, depletion and amortization	18.24	21.63	18.61	20.83
Stock-based compensation expenses	—	—	—	7.40
General and administrative expenses	9.21	9.22	8.69	10.33

(1)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$26,502	$(29,581)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	26,912	14,632
Impairment of oil and gas properties	2,917	10,984
Deferred income taxes	16,069	29,867
Derivative instruments	4,119	(2,949)
Stock-based compensation expenses	1,571	5,249
Debt discount amortization and other	648	332
Working capital and other changes:
Change in accounts receivable	(19,945)	(15,601)
Change in inventory	(65)	(1,789)
Change in prepaid expenses	(254)	(1,065)
Change in other current assets	(211)	—
Change in other assets	(103)	(84)
Change in accounts payable and accrued liabilities	43,612	10,657
Change in other liabilities	323	(22)

Net cash provided by operating activities	102,095	20,630

Cash flows from investing activities:
Capital expenditures	(212,267)	(101,568)
Derivative settlements	(4,652)	(59)
Purchases of short-term investments	(124,939)	—
Advances to joint interest partners	983	2,236
Advances from joint interest partners	5,851	1,174

Net cash used in investing activities	(335,024)	(98,217)

Cash flows from financing activities:
Proceeds from sale of common stock	—	399,669
Proceeds from credit facility	—	72,000
Principal payments on credit facility	—	(107,000)
Proceeds from issuance of senior notes	400,000	—
Purchases of treasury stock	(559)	—
Debt issuance costs	(10,027)	(1,413)

Net cash provided by financing activities	389,414	363,256

Increase in cash and cash equivalents
Cash and cash equivalents:	156,485	285,669
Beginning of period	143,520	40,562

End of period	$300,005	$326,231

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

	Three Months Ended		Six Months Ended June
	2011	2010	2011	2010
		(In thousands)
Adjusted EBITDA reconciliation to Net Income (Loss):
Net income (loss)	$33,349	$(26,350)	$26,502	$(29,581)
Change in unrealized gain on derivative instruments	(31,687)	(3,399)	(533)	(3,008)
Interest expense	6,761	509	11,959	847
Depreciation, depletion and amortization	13,100	8,783	26,912	14,632
Impairment of oil and gas properties	1,536	7,907	2,917	10,984
Exploration expenses	259	24	291	42
Stock-based compensation expenses	1,044	49	1,571	5,249
Income tax expense	20,230	29,867	16,069	29,867

Adjusted EBITDA	$44,592	$17,390	$85,688	$29,032

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$79,250	$12,928	$102,095	$20,630
Realized loss on derivative instruments	(4,140)	(33)	(4,652)	(59)
Interest expense	6,761	509	11,959	847
Exploration expenses	259	24	291	42
Debt discount amortization and other	(392)	(147)	(648)	(332)
Changes in working capital	(37,146)	4,109	(23,357)	7,904

Adjusted EBITDA	$44,592	$17,390	$85,688	$29,032